Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Alibaba Group Holding Limited of our report dated July 21, 2023, except for Note 27 and the change in the presentation of segment information as discussed in Note 5 and Note 26 to the consolidated financial statements, as to which the date is May 23, 2024 relating to the financial statements, which appears in Alibaba Group Holding Limited’s Annual Report on Form 20-F for the year ended March 31, 2024.

/s/ PricewaterhouseCoopers
Hong Kong

November 18, 2024